Registration Nos. 333-204349

333-213139

As filed with the Securities and Exchange Commission on September 22, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post Effective Amendment No. 1 to Form S-8 (204349)

Post Effective Amendment No. 1 to Form S-8 (213139)

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	86-2708886
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

125 West 55th Street

New York, New York 10019

(Address of Principal Executive Offices)(Zip Code)

Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan

Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan

(Full title of the plan)

Michael Kernan, Esq.

General Counsel and Secretary

Macquarie Infrastructure Holdings, LLC

125 West 55th Street

New York, New York 10019

(Name and address of agent for service)

(212) 231-1000

(Telephone number, including area code, of agent for service)

Copies to:

Michelle Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

(212) 819-8200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Units	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor in interest upon filing of the original registration statements on Form S-8 (File Nos. 333-204349 and 333-213139). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment.

EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to Registration Statements on Form S-8 (File Nos. 333-204349 and 333-213139) (collectively, the “Registration Statements”) filed by Macquarie Infrastructure Corporation (“MIC Corp”) with the U.S. Securities and Exchange Commission (the “Commission”). This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Macquarie Infrastructure Holdings, LLC, a Delaware limited liability company (“MIH” or the “Registrant”), as the successor registrant to MIC Corp to reflect the merger of MIC Corp with and into Plum Merger Sub, Inc., a wholly-owned subsidiary of MIH (“Merger Sub”), with MIC Corp surviving the merger as a wholly-owned subsidiary of MIH (the “Merger”). The Merger was completed on September 22, 2021 pursuant to the Agreement and Plan of Merger, dated as of March 30, 2021, by and among MIC Corp. MIH and Merger Sub. (the “Merger Agreement”). At the effective time of the Merger, each outstanding share of MIC Corp common stock was converted into MIH common units (the “Common Units”) on a one-for-one basis without an exchange of certificates.

The Registration Statements relate to the registration of shares of MIC Corp’s common stock for issuance under the Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan (the “2014 Plan”) and the Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan (the “2016 Plan,” and together with the 2014 Plan, the “Plans”).

As a result of the Merger, MIH is the successor issuer to MIC Corp pursuant to Rule 414 under the Securities Act. In accordance with paragraph (d) of Rule 414 under the Securities Act, MIH hereby expressly adopts each of the Registration Statements as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. As a result of the Merger, Common Units of MIH will be issued under the Plans in lieu of the issuance of MIC Corp common stock. The registration fees were paid at the time of filing the original Registration Statements.

The 2014 Plan and the 2016 Plan are incorporated herein by reference as Exhibits 4.4 and 4.5 to this Post-Effective Amendment.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Post-Effective Amendment to participants in the Plans, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act.  The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents which we have filed with the Commission are incorporated herein by reference and made part of this Registration Statement:

•	MIC Corp’s Annual Report on Form 10-K for the year ended December 31, 2020;

•	MIC Corp’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021;

•	MIC Corp’s and MIH’s Current Reports on Form 8-K or 8-K/A filed on January 25, 2021, March 30, 2021, May 11, 2021, May 13, 2021, June 7, 2021, June 15, 2021, September 1, 2021, September 21, 2021 and September 22, 2021;

•	the description of the MIH common units contained in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on September 22, 2021, and any subsequent amendments and reports filed to update that description.

 In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before we file a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers

Indemnification

The Amended and Restated Limited Liability Company Agreement of the Registrant (the “LLC Agreement”) provides for indemnification of the Registrant’s officers and directors to the fullest extent permitted by the DGCL, as it may be amended or judicially interpreted, as if the Registrant were a Delaware corporation governed by the DGCL and such directors and officers were directors or officers of a Delaware corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses actually and reasonably incurred in connection with an action or proceeding to which such person is, or is threatened to be made, a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Pursuant to the LLC Agreement, we will indemnify, to the fullest extent permitted by the DGCL as if the Registrant were a Delaware corporation governed by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was our director or officer, or is or was our director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests. With respect to an action or suit by us or in our right to procure a judgment in our favor, we will not indemnify any such person in respect of any claim, issue or matter as to which such person is found to be liable to us unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit is brought determines otherwise.

We will not be obligated to indemnify any person in connection with any proceeding (or any part of any proceeding): (i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid; (ii) for an accounting or disgorgement of profits under the Exchange Act or other applicable law, if such person is held liable therefor (including pursuant to any settlement arrangements); (iii) for any reimbursement of us by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of our securities, as required in each case under the Exchange Act, if such person is held liable therefor (including pursuant to any settlement arrangements); (iv) initiated by such person, including any proceeding (or any part of any proceeding) initiated by such person against us or our directors, officers, employees, agents or other indemnitees, unless (a) authorized by our board of directors prior to its initiation, (b) provided for, in our sole discretion, pursuant to the powers vested in us under applicable law or (c) otherwise required under the LLC Agreement or the DGCL; or (v) if prohibited by applicable law.

The indemnification provisions contained in the LLC Agreement are not exclusive of any other rights to which a person may be entitled by any statute, bylaw, agreement or vote of unitholders or disinterested directors or otherwise.

Exculpation

The LLC Agreement provides that, to the fullest extent permitted under Section 102(b)(7) of the DGCL for a corporation, as if the Registrant were a Delaware corporation governed by the DGCL, as may be amended to further eliminate or limit the personal liability of directors, a director of the Registrant shall not be liable to the Registrant or the unitholders of the Registrant for monetary damages for breach of a fiduciary duty in the same manner as if the Registrant was a Delaware corporation and the Registrant directors and unitholders were directors and stockholders of a Delaware corporation.

Section 102 of the DGCL allows a corporation to eliminate the personal liability for monetary damages of directors of a corporation to the corporation or its stockholders for a breach of fiduciary duty as a director, except for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorization of the payment of a dividend or approval of a stock repurchase in violation of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Insurance

Pursuant to the LLC Agreement, the Registrant may maintain insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of the Registrant or is or was serving at the request of the Registrant or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this Registration Statement:

4.1	Certificate of Formation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-4 (File No. 333-253193) filed with the SEC on February 17, 2021

4.2	Amended and Restated Limited Liability Company Agreement of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 22, 2021

4.3	Second Amended and Restated Registration Rights Agreement among Macquarie Infrastructure Holdings, LLC and Macquarie Infrastructure Management (USA) Inc., dated September 22, 2021, incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on September 22, 2021

4.4	Macquarie Infrastructure Company LLC 2014 Independent Directors Equity Plan incorporated by reference to Appendix A of MIC Corp’s Definitive Proxy Statement filed with the Commission on April 4, 2014

4.5	Macquarie Infrastructure Corporation 2016 Omnibus Employee Incentive Plan, incorporated by reference to Appendix A of MIC Corp’s Definitive Proxy Statement filed with the Commission on April 2, 2019

*5.1	Opinion of White & Case LLP

*23.1	Consent of KPMG LLP

*23.2	Consent of White & Case LLP (included in Exhibit 5.1)

*24.1	Power of Attorney (included on signature page hereto)

*Filed herewith

Item 9.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report filed on Form 10-K pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of September, 2021.

MACQUARIE INFRASTRUCTURE HOLDINGS, LLC

By:	/s/ Christopher Frost
Christopher Frost
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities of Macquarie Infrastructure Corporation, sole member and manager of the registrant that is filing this Registration Statement, and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of Christopher Frost and Michael Kernan, each with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Christopher Frost and Michael Kernan, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ Christopher Frost	Chief Executive Officer	September 22, 2021
Christopher Frost	(Principal Executive Officer)

/s/ Nick O’Neil	Chief Financial Officer	September 22, 2021
Nick O’Neil	(Principal Financial Officer)

/s/ Robert Choi	(Principal Accounting Officer)	September 22, 2021
Robert Choi

/s/ Martin Stanley	Chairman/Director	September 22, 2021
Martin Stanley

/s/ Norman H. Brown, Jr.	Director	September 22, 2021
Norman H. Brown, Jr.

/s/ Amanda Brock	Director	September 22, 2021
Amanda Brock

/s/ Ronald Kirk	Director	September 22, 2021
Ronald Kirk

/s/ Ouma Sananikone	Director	September 22, 2021
Ouma Sananikone

/s/ Maria J. Dreyfus	Director	September 22, 2021
Maria J. Dreyfus

/s/ Henry E. Lentz	Director	September 22, 2021
Henry E. Lentz